Exhibit 99.1
For Immediate Release

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Donna Felch	312.595.9123

The Female Health Company Announces Pending Retirement
of CFO Donna Felch

Michele Greco to Assume CFO Position on January 1, 2013

CHICAGO, Illinois November 9, 2012- The Female Health Company (NASDAQ-CM: FHCO - News), which manufactures and markets the FC2 Female Condom® (FC2), today announced that Donna Felch will retire from her position as Vice President and Chief Financial Officer effective December 31, 2012.   The Company also announced that Ms. Felch was appointed to the Company’s Board of Directors on November 7, 2012.  Following her retirement, she will continue her affiliation with the Company as a Consultant.

In connection with Ms. Felch's retirement, the Company announced that Michele Greco will become Vice President and Chief Financial Officer effective January 1, 2013.  Ms. Greco’s employment with the Company commenced on November 9, 2012

O.B. Parrish, the Company’s Chairman and Chief Executive Officer, noted, “I have enjoyed working with Donna tremendously during her six year tenure as a key member of our executive management team.  On behalf of management and the Board of Directors, I would like to express our sincere appreciation for her contributions to The Female Health Company’s success, and we are particularly pleased that she will continue her affiliation with the Company as a Consultant and Director.”

“We are delighted to welcome Michele Greco as our new Vice President and Chief Financial Officer,” continued Parrish.  “Her career with one of the world’s largest public accounting firms, where she successfully executed many international assignments, is ideally suited to The Female Health Company’s global growth initiatives.  I look forward to working with her, and we expect a smooth transition in this key management position over the next several weeks.”

Ms. Greco is a DePaul University graduate and a CPA.  She has nearly 30 years of experience in public accounting with Ernst & Young LLP, where she was named partner in 1994 -- a position she held until March 2009.  In addition to her responsibilities as audit partner, Ms. Greco advised on a broad range of financial transactions during her tenure at Ernst & Young, including IPO’s, mergers and acquisitions, and debt and equity transactions.  She counseled large and small clients in a variety of industries in the U.S., the U.K., Germany, Japan, France and the Netherlands. From January 2011 to February 2012, Ms. Greco provided consulting services to Systems Research Incorporated as a recruiter of finance professionals.  From March 2009 to January 2011, she was involved in a series of personal business ventures.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and approximately 138 other countries globally.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in the U.S., the European Union, Canada, Australia, South Africa, Japan, The People's Republic of China, Spain, Mexico, Greece, Turkey and the African Regional Intellectual Property Organization (ARIPO), which includes Botswana, The Gambia, Ghana, Kenya, Lesotho, Malawi, Mozambique, Namibia, Sierra Leone, Somalia, Sudan, Swaziland, Uganda, United Republic of Tanzania, Zambia and Zimbabwe.  FC2 patent applications are pending in various countries.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.  The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical facts are forward-looking statements based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, including such things as product demand and market acceptance; the economic and business environment and the impact of government pressures; currency risks; capacity; efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from this currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com   and http://www.femalecondom.org .  If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com .